UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 13, 2009

OHIO LEGACY CORP

(Exact name of registrant as specified in its charter)

Ohio	000-31673	34-1903890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2375 Benden Drive Suite C
Wooster, OH 44691

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code                                (330) 263-1955

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

OHIO LEGACY CORP ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Wooster, Ohio, February 13, 2009 – Ohio Legacy Corp (NASDAQ: OLCB) today reported a net loss for the three months ended December 31, 2008, of $1,313,374, or $0.59 per share compared to a net loss of $2,166,076 or $0.98 per share, during the fourth quarter of 2007. For the full year the Company reported a net loss of $5,210,091, or $2.35 per share compared to a net loss of $3,638,633, or $1.64 per share for 2007.

The following key items summarize the Company’s financial results during the fourth quarter of 2008:

•	The allowance for loan losses was increased by $969,000 to $2,626,000 or 2.01% of outstanding loans. The provision for losses on other real estate owned (OREO) was $104,500.
•	OREO expense, including losses on sales, totaled $196,823.
•	Net interest margin improved to 3.52% from 3.22% in the fourth quarter of last year.
•	The Company’s funding costs decreased from 4.11% to 2.84%.

Credit Quality – At December 31, 2008, the loan portfolio, net of the allowance for loan losses and deferred fees, was $128.6 million, a decrease of $3.9 million compared to year end 2007. Other real estate owned increased to $5.2 million at December 31, 2008 from $2.4 million a year earlier. The allowance for loan losses increased to $2.6 million at December 31, 2008 compared to $1.6 million at December 31, 2007. The allowance for loan losses as a percentage of loans increased from 1.22% at December 31, 2007, to 2.01% at December 31, 2008. Provision for loan loss expense year-over-year decreased significantly but remained high at $1.6 million as the Company experienced continued deterioration in its commercial real estate portfolio.

Net Interest Income – During the three months ended December 31, 2008, net interest income was slightly higher at $1.4 million, compared to $1.3 million in the fourth quarter of 2007. Net interest margin rose to 3.52% compared to 3.22% in the fourth quarter of 2007. For the full year, net interest income was $5.7 million compared to $6.1 million in the prior year. The net interest margin for the year was 3.38%, compared to 3.18% in 2007.

The improvement in the net interest margin was primarily the result of lower funding costs as the Company implemented strategies to both lengthen the terms and lower the rates on certificates of deposit.  Despite intense regional competitive pressure that kept deposit rates at historically wide spreads over comparable market rates during much of the year, deposit costs dropped by 128 basis points from 3.98% in the fourth quarter of 2007 to 2.70% in the fourth quarter of 2008. Other borrowing costs dropped from 5.32% to 3.41% for the same quarters. The yield on earning assets fell 54 basis points from 6.68% to 6.14% during the same period, as variable rate notes reset to lower levels and FHLMC and FNMA ceased paying dividends on their preferred stock.

Noninterest Income – For the fourth quarter of 2008, noninterest income increased to $349,172 from $339,190 in 2007. The improvement is attributable primarily to our secondary mortgage business efforts. For the full year, noninterest income was $(1,518,319), compared to $1,951,501 the prior year. There were significant unusual items in both periods. As a result of actions taken by the Treasury Department and the Federal Housing Finance Agency on September 7, 2008, the Company recorded an other than temporary impairment of $2,859,024 on its holdings of FNMA and FHLMC preferred stock in 2008. In 2007, the Company recorded a $2,077,556 gain on the sale of a branch, a $1,167,229 writedown of OREO and a loss of $340,066 on the sale of securities as part of a restructuring strategy.

Noninterest Expense – Total noninterest expense decreased $464,360 to $2,138,262 in the fourth quarter of 2008 from $2,602,622 in the same quarter the prior year. The reduction is due in part to a $230,000 decline in salaries and benefits, a $58,000 decrease in professional services and a lower writedown of the value of other real estate. For the full year, noninterest expense totaled $7.8 million, down from $8.1 million in the prior year.

STRATEGIC DEVELOPMENTS

As we have discussed above, the major focus of the Company at the current time is credit quality and capital restoration. Continued weakness in the overall economy has had a negative impact on the performance of loans in the portfolio.  The management of the Company’s portfolio of other real estate represents a significant commitment of time and resources. The OREO portfolio at year end consisted of 12 relationships and a total of 31 properties.  The market for these types of impaired properties is extremely distressed.  During the fourth quarter the company acquired the deeds to two residential real estate subdivisions and four residential rental properties.  During the same period we disposed of two residential rental properties. Since year-end, the Company has entered into contracts to sell three single family properties and is working to sell the remaining inventory.  We anticipate acquiring another seven property deeds in 2009, with a goal of disposing of 22 existing properties during the year. With the housing economy continuing to struggle, disposal of these assets without taking additional losses will be difficult.  Our preference is to acquire the deeds through negotiated agreement but in several instances we have been forced to initiate foreclosure proceedings. Given the extent of the backlog in the foreclosure courts, this process continues to be unusually slow and long, which further delays the point at which we can begin to market the properties.

As a result of credit-related charges and the loss associated with the Fannie Mae and Freddie Mac securities, our capital has been reduced by over $8.5 million in the last two years.  On an operating basis, we continue to focus on reducing funding costs and operating expense and maintaining or increasing our margins. To that end, during the fourth quarter we eliminated several positions, reducing our projected 2009 salary and benefit costs over $400,000.  However, these savings will be offset, at least in part, by rising Federal Deposit Insurance Corporation premiums and other regulatory related costs. The loss of capital and our strategies to effectively deal with this situation is a compelling challenge on which management and the Board of Directors is focused. We are exploring all options available to us to restore the Company to profitability and to return to a well-capitalized status.

ABOUT OHIO LEGACY CORP

Ohio Legacy Corp is a bank holding company headquartered in Wooster, Ohio.  Its subsidiary, Ohio Legacy Bank, N.A., provides financial services to small businesses and consumers though four full-service banking locations in Canton and Wooster, Ohio.

FORWARD-LOOKING STATEMENTS DISCLOSURE

This release contains certain forward-looking statements related to the future performance and financial condition of Ohio Legacy Corp.  These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the Company’s current condition and management’s understanding, expectations, and assumptions regarding its future prospects as of the date of this release.  Actual results could differ materially from those projected or implied by the statements contained herein.  The factors that could affect the Company’s future results are set forth in the periodic reports and registration statements filed by the Company with the Securities and Exchange Commission.

Item 9.01
OHIO LEGACY CORP
CONSOLIDATED BALANCE SHEETS
As of December 31, 2008 (unaudited) and 2007

	2008	2007
ASSETS

Cash and due from banks	$7,652,710	$5,764,580
Federal funds sold and interest-earning deposits in financial institutions	3,815,227	1,350,625
Cash and cash equivalents	11,467,937	7,115,205
Certificate of deposit in financial institution	100,000	100,000
Securities available for sale	32,726,863	29,010,334
Securities held to maturity (fair value of $3,003,825 and $2,995,122 at 2008 and 2007)	2,999,813	3,002,754
Loans held for sale	1,012,177	911,906
Loans, net of allowance of $2,626,284 and $1,622,906 at December 31, 2008 and 2007	127,608,335	131,642,471
Federal bank stock	1,455,100	1,541,200
Premises and equipment, net	3,284,884	2,901,906
Intangible assets	59,901	150,322
Other real estate owned	5,215,696	2,416,367
Accrued interest receivable and other assets	1,375,368	1,488,214

Total assets	$187,306,074	$180,280,679

LIABILITIES

Deposits:
Noninterest-bearing demand	$16,659,300	$14,329,339
Interest-bearing demand	10,070,737	9,995,343
Savings and money market	53,483,533	49,566,417
Certificates of deposit, net	65,491,464	73,458,253
Total deposits	145,705,034	147,349,352
Repurchase agreements	1,405,619	2,022,869
Overnight Federal Home Loan Bank advances	6,850,000	2,025,000
Federal Home Loan Bank advances	21,000,000	12,000,000
Subordinated debentures	-	-
Capital lease obligations	469,060	493,168
Accrued interest payable and other liabilities	1,518,504	1,076,647
Total liabilities	176,948,217	164,967,036

SHAREHOLDERS’ EQUITY

Preferred stock, no par value, 500,000 shares authorized and none outstanding	-	-
Common stock, no par value, 5,000,000 shares authorized and and 2,214,564 outstanding in 2008 and 2007	18,808,311	18,781,925
Accumulated earnings (deficit)	(8,682,307)	(3,472,218)
Accumulated other comprehensive income (loss)	231,853	3,936
Total shareholders’ equity	10,357,857	15,313,643

Total liabilities and shareholders’ equity	$187,306,074	$180,280,679

OHIO LEGACY CORP
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and twelve months ended December 31, 2008 (unaudited) and 2007

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest income:
Loans, including fees	$2,058,326	$2,455,513	$8,681,281	$12,197,884
Securities	457,403	344,470	1,845,776	1,227,088
Interest-bearing deposits and federal funds sold	2,726	66,482	69,435	262,913
Dividends on federal bank stock	19,202	22,755	81,115	98,307
Total interest income	2,537,657	2,889,220	10,677,607	13,786,192

Interest expense:
Deposits	834,963	1,359,657	4,090,297	6,481,949
Federal Home Loan Bank advances	236,916	154,421	804,813	788,867
Subordinated debentures	-	-	-	190,213
Repurchase agreements	1,954	23,225	24,598	87,504
Capital leases	19,108	20,054	77,898	127,580
Total interest expense	1,092,941	1,557,357	4,997,606	7,676,113

Net interest income	1,444,716	1,331,863	5,680,001	6,110,079

Provision for loan losses	969,000	336,204	1,589,496	3,482,854

Net interest income after provision for loan losses	475,716	995,659	4,090,505	2,627,225

Noninterest income:
Service charges and other fees	239,937	235,035	955,226	1,078,284
Gain on sales of loans	37,330	86,028	179,474	206,760
Gain (loss) on sales of securities available for sale	-	-	(2,859,024)	(340,066)
Gain (loss) on disposition or direct write-down of other real estate owned	(4,000)	2,508	2,736	(1,167,229)
Gain on sale of branch	-	-	-	2,077,556
Gain on disposition of equity interest in Visa	-	-	18,391	-
Other income	75,905	15,619	184,878	96,196
Total noninterest income	349,172	339,190	(1,518,319)	1,951,501

Noninterest expense:
Salaries and benefits	903,117	1,133,588	3,386,040	4,177,669
Occupancy and equipment	212,979	230,346	965,895	968,484
Professional fees	84,999	143,135	333,348	627,552
Franchise tax	45,964	61,209	189,009	249,070
Data processing	170,610	169,465	677,666	702,988
Marketing and advertising	32,950	63,409	177,218	222,610
Stationery and supplies	29,395	25,875	105,907	118,030
Intangible asset amortization	18,870	29,380	90,466	132,066
Deposit expense and insurance	85,169	56,332	282,647	277,785
Other expenses	554,209	689,883	1,574,081	616,728
Total noninterest expense	2,138,262	2,602,622	7,782,277	8,092,982

Earnings before income tax expense	(1,313,374)	(1,267,774)	(5,210,091)	(3,514,256)
Income tax expense (benefit)	-	898,302	-	124,377

Net earnings (loss)	$(1,313,374)	$(2,166,076)	$(5,210,091)	$(3,638,633)

Basic earnings per share	$(0.59)	$(0.98)	$(2.35)	$(1.64)
Diluted earnings per share	$(0.59)	$(0.98)	$(2.35)	$(1.64)

Basic weighted average shares outstanding	2,214,564	2,214,564	2,214,564	2,214,564
Diluted weighted average shares outstanding	2,214,564	2,216,387	2,214,564	2,218,326

Contact:	D. Michael Kramer, President and Chief Executive Officer
330-263-1955
http://www.ohiolegacycorp.com

Item 5.02(b)

James R. Smail resigned from the boards of Ohio Legacy Corp and Ohio Legacy Bank effective February 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2009

Ohio Legacy Corp
(Registrant)

/s/ Vanessa M. Richards
Vanessa M. Richards
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Letter of Resignation